YUM! BRANDS EXECUTIVE CHAIRMAN DAVID C. NOVAK TO RETIRE IN MAY 2016
Non-Executive Chairman Will Be Announced At Annual Shareholder Meeting

LOUISVILLE, KY, January 5, 2016 - Yum! Brands, Inc. (NYSE:YUM) announced today that David C. Novak, 63, Executive Chairman, plans to retire in May 2016 following the Company’s annual shareholder meeting and step down from the Company’s Board at that time.  The Board plans to appoint a Non-Executive Chairman from among its Directors to succeed Mr. Novak and will announce that appointment at the Company's annual shareholder meeting.

Mr. Novak was appointed Chief Executive Officer of Yum! in 1999 and has served as Chairman of Yum! Brands since 2000.  He transitioned to Executive Chairman on January 1, 2015, when he was succeeded as CEO by Greg Creed.

“I feel deeply privileged to have served over the years as Yum! Brands Chairman and CEO,” said Mr. Novak.  “As we target the separation of our China business by the end of 2016 and transition to two powerful, independent companies, it is a perfect time for me to complete my retirement.  The two new companies will be led by strong, highly capable leaders, Greg Creed at YUM and Micky Pant at YUM China. I am completely confident both of them will take their businesses to the next level and I look forward to cheering them on and supporting them after my retirement.  I truly believe these two companies present enormous growth potential in the years to come.  Therefore, I plan to remain a shareholder of both companies and couldn't be more enthusiastic about these investments.”

“David Novak is a visionary leader who built Yum! Brands into a global powerhouse and one of the world’s largest restaurant companies. He is renowned for creating a recognition culture that rewards for performance, and for coaching and mentoring thousands of executives on leadership skills.  During his tenure, the Company expanded its vast footprint in new emerging markets, became the category leader in China, delivered a high return on invested capital and saw its market capitalization grow from $4.6 billion to approximately $31 billion.  Shareholders have been well-rewarded over this time thanks to David’s outstanding leadership," said Greg Creed, Chief Executive Officer, Yum! Brands, Inc.  "On behalf of the Board, all of our employees and franchisees, I sincerely thank David for his many significant contributions to the Company, and for being such an incredible mentor, coach and friend.  Thanks to his leadership and transition planning, we are extremely well-positioned as we work toward completing the separation of the China business and continue to create significant value for shareholders,” Creed added.

About David C. Novak

Mr. Novak began his career at PepsiCo in 1986 as Chief Marketing Officer for the Pizza Hut division. He went on to become Executive Vice President of Marketing and Sales for Pepsi-Cola, and then its Chief Operating Officer.  He next became CEO of KFC US, and later CEO of both KFC and Pizza Hut US. In 1997, PepsiCo spun off KFC, Pizza Hut and Taco Bell and Mr. Novak became Vice Chairman and President of the new company, Yum! Brands (then known as Tricon Global).  He was promoted to CEO in 1999, and Chairman in 2000. He became Executive Chairman on January 1, 2015.  Upon retirement from the Board, he will become “Founder, Retired Chairman and CEO.”

Mr. Novak has been recognized as “2012 CEO of the Year” by Chief Executive magazine, one of the world’s “30 Best CEOs” by Barron’s, one of the “Top People in Business” by FORTUNE and one of the “100 Best-Performing CEOs in the World” by Harvard Business Review.  He received the 2015 Horatio Alger Award for his lifetime achievements, and is the bestselling author of “Taking People With You: The Only Way to Make BIG Things Happen” (January 2012) along with an autobiography, “The Education of an Accidental CEO: Lessons Learned from the Trailer Park to the Corner Office."  His family foundation, Lift-A-Life, supports many non-profits, including the establishment of The Wendy Novak Juvenile Diabetes Center in Louisville, Kentucky, and Lead2Feed, which provides leadership and community service training for thousands of middle and high school students.

About Yum! Brands

Yum! Brands, Inc., based in Louisville, Kentucky, has over 41,000 restaurants in more than 125 countries and territories. Yum! is ranked #228 on the Fortune 500 List with revenues of over $13 billion in 2014 and is one of the Aon Hewitt Top Companies for Leaders in North America. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opens over five new restaurants per day on average, making it a leader in international retail development.